                              EMPLOYMENT AGREEMENT


     AGREEMENT effective as of the 17th day of October 1995, by and between IPC INFORMATION SYSTEMS, INC., a New York corporation (the "Company"), and STEVEN TERRELL CLONTZ ("Mr. Clontz").

                               W I T N E S S E T H

     WHEREAS, the Company wishes to secure the services of Mr. Clontz pursuant to the terms and conditions hereof and in order to induce Mr. Clontz to enter into this agreement (the "Agreement") and to secure the benefits to accrue from his performance hereunder is willing to undertake the obligations assigned to it herein; and

     WHEREAS, Mr. Clontz is willing to accept such employment with the Company and to enter into the Agreement;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


     1.       POSITION; DUTIES; RESPONSIBILITIES.

     1.1 Mr. Clontz shall serve as President and Chief Executive Officer of the Company having general direction, charge and management of the business, the resources and affairs of the Company, which shall include but not be limited to development and implementation of the Company's vision, mission, strategic plans and operational plans and Mr. Clontz shall direct communications with investors, securities analysts, the press and other of the Company's constituencies. Mr. Clontz shall be appointed to fill a vacant position on the Board of Directors of the Company (the "Board"), which the Board shall forthwith establish, to serve until the next annual meeting of shareholders at which the Board shall nominate him to serve for an additional term of three years, or until his successor is elected and qualified or until his earlier resignation or removal. Mr. Clontz shall report to and be subject to the supervision, control and direction of the Board and the Executive Committee of the Board (the "Executive Committee"), should the Board, in its sole discretion, decide to establish an Executive Committee. Mr. Clontz shall have such other responsibilities and authorities consistent with the status, titles and reporting requirements set forth herein as are appropriate to said positions, subject to change (other than diminution in position, authority, duties or responsibilities) from time to time by the Board or the Executive Committee. Employment shall be principally at the Company's headquarters, currently in New York City, in which area Mr. Clontz will establish his principal residence.

     1.2 During the course of his employment, Mr. Clontz agrees to devote his full time and attention and give his best efforts and skill to furthering the business and interests of the Company. Notwithstanding the foregoing, Mr. Clontz may volunteer his time and efforts on behalf of charitable, civic and professional organizations provided such activities do not unduly interfere with the carrying out of his duties hereunder.

     1.3 Mr. Clontz may continue to serve on any board of directors on which he currently serves and may seek renewal on the same. Mr. Clontz must seek the approval of the Board prior to serving as a member of a board of directors of a company or charitable organization on which he does not serve as of the effective date of this Agreement.

     2.  TERM.

     The term of employment as Chief Executive Officer and President under this Agreement shall be for two (2) years, to commence as of December 3, 1995, and shall continue through December 2, 1997, unless sooner terminated in accordance with this Agreement, and thereafter as herein provided. Mr. Clontz's term of employment shall automatically renew for subsequent one (1) year terms, the first of which would begin on December 3, 1997, subject to the terms of this Agreement unless either party gives written notice thirty (30) days or more prior to the next anniversary of employment of its decision not to renew.


     3.  SALARY.

     3.1 The Company shall pay Mr. Clontz a base salary during the term of employment at the annual rate of Three Hundred Thousand Dollars ($300,000) ("Base Salary"), payable in accordance with the standard payroll practices of the Company.

     3.2 It is understood that the Base Salary is to be Mr. Clontz's minimum annual compensation during his employment with the Company. The Base Salary shall be reviewed annually by the Board and may increase at the discretion of the Board. Base Salary shall include all such increased amounts.


     4.  STOCK OPTIONS.

     4.1 Upon the commencement of employment with the Company in any capacity, the Company shall grant Mr. Clontz a Non-Qualified Stock Option under the IPC Information Systems, Inc. 1994 Stock Option and Incentive Plan (the "1994 Option Plan") to purchase one- hundred and fifty thousand shares of common stock at "Fair Market Value" as of such date. The term of such options shall be ten years subject to earlier termination as provided in the 1994 Option Plan and herein. For purposes of this Section, "Fair Market Value" and the terms and conditions of the stock option grant shall be controlled by the 1994 Option Plan.

     4.2 Mr. Clontz shall vest in the options specified in Section 4.1 contingent on continued employment on such dates, unless his employment is terminated by the Company or there is a change in control which occurs as set forth in Section 9.4, as follows:

               (i) 50,000 shares,  vesting in equal  installments on December 2,
                   1996, December 2, 1997 and December 2, 1998; and

               (ii) 50,000 shares vesting in equal  installments  on December 2,
                    1997, December 2, 1998 and December 2, 1999; and

               (iii) 50,000 shares, vesting in equal installments on December 2,
                     1998, December 2, 1999 and December 2, 2000."

     4.3 Upon a change in control, as that term is defined in Section 6.02 of the 1994 Option Plan, the direct result of which Mr. Clontz is no longer President and Chief Executive Officer of the Company, Mr. Clontz shall become immediately vested in all stock options granted to him under Sections 4.1 and
4.4 hereof. Notwithstanding the foregoing, the exercisability of the stock options granted under Section 4.4 shall be in accordance with the terms of the 1994 Option Plan.

     4.4 The Company shall grant and vest upon commencement of employment, subject to the approval for an increase in the number of shares available under the 1994 Option Plan by the Shareholders, the following additional ten year Non-Qualified Stock Options to Mr. Clontz in addition to the options granted under
Section 4.1 above which shall be exercisable as follows:

     a. 25,000 shares at a price of twenty-five dollars ($25.00) per share which shall become exercisable contingent upon: (i) continued employment of Mr. Clontz under this Agreement or some successor agreement, unless his employment is terminated by the Company or there is a change in control which occurs as set forth in Section 9.4, and (ii) the occurrence of ninety (90) consecutive trading days during which the closing price of the Company's common stock averages at least forty dollars ($40.00).

     b. 25,000 shares at a price of forty dollars ($40.00) per share which shall become exercisable contingent upon: (i) continued employment of Mr. Clontz under this Agreement or some successor agreement, unless his employment is terminated by the Company or there is a change in control which occurs as set forth in
Section 9.4, and (ii) the occurrence of ninety (90) consecutive trading days during which the closing price of the Company's common stock averages at least sixty dollars ($60.00).

     Notwithstanding  the  foregoing,  the  contingencies  specified in Sections
4.4(a)(ii) and 4.4(b)(ii) shall not apply upon the occurrence of an extraordinary corporate event. It is the intent of the parties to this Agreement, that an extraordinary corporate event shall mean, but is not limited to, an event which shall cause an unexpected fluctuation in the closing price of the Company's stock and is not a direct result of Mr. Clontz's employment as defined herein, such as the purchase of a large block of the Company's stock by an unrelated third party at a substantial premium.

     5. BONUS.

     5.1 During the course of his employment, Mr. Clontz may receive an annual bonus which shall be determined at the discretion of the Compensation Committee of the Board.

     5.2 If a bonus is paid in any year, for purposes of this Section 5 it shall be paid to Mr. Clontz in conformance with Company's normal bonus pay policies.

     6. HIRING BONUS.

     6.1 Company agrees to pay Mr. Clontz a hiring bonus equal to One Hundred Thousand Dollars ($100,000) on December 3, 1995.

     7. MISCELLANEOUS BENEFITS.

     7.1 Mr. Clontz shall be provided with an automobile suitable to his position.

     7.2 Mr. Clontz shall be entitled to five (5) weeks annual paid vacation each year of the term of employment.

     7.3 Mr. Clontz shall be provided with life insurance equal to two (2) times his base salary.

     7.4 The Company shall  reimburse Mr. Clontz for reasonable  attorneys' fees
in  connection  with  representing  Mr.  Clontz  during   negotiations  of  this
Agreement.

     7.5 Mr. Clontz shall also be provided with other benefits otherwise available to senior officers of the Company.

     8. RESIDENTIAL MATTERS.

     8.1 A residential loan (the "Loan") shall be provided to Mr. Clontz in the amount of One Hundred Fifty Thousand Dollars ($150,000) upon Mr. Clontz' contracting for the purchase of a primary residence within the New York City area, substantially in the Form of Annex 1 hereto and incorporated herein, with interest to be set at the rate of interest otherwise imputed under the Internal Revenue Code of 1986, as amended (the "Code"). Such loan to be secured by a mortgage or other security interest on such residential property sufficient to satisfy the Code and Regulation requirements for "Employee-relocation loans." To the extent the Code and Regulations do not require interest, the Loan shall be interest free. The Parties agree that at present no interest is required.

     8.2 The term of the Loan shall be the earlier of three years from the date of the Loan or upon termination of employment.

     8.3 After the Loan is made, prior to the end of each year that Mr. Clontz is awarded a bonus, Fifty Thousand Dollars ($50,000) of said bonus will reduce the Loan; provided however, that if in any year the bonus to be paid is less than Eighty Thousand Dollars ($80,000) than only five-eighths (5/8ths) of such bonus shall be so applied.

     8.4 The Company shall pay to Mr. Clontz any loss sustained by him within one year after commencement of employment on the sale of his current principal residence based upon the excess of (i) a mutually acceptable appraisal of such residence to be obtained at Company expense, over (ii) the proceeds of sale realized by Mr. Clontz minus reasonable real estate commission; provided that, if such sale proceeds are for less than eighty-five percent (85%) of the appraised value, Mr. Clontz will offer to sell the residence to the Company for such proposed sale price. Also, Mr. Clontz shall have use of a corporate apartment in New York until he shall have obtained and occupied housing in the New York area for a delayed move. The terms of this Section 8.4 shall apply for twelve (12) months from commencement of employment.


     9. CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

     9.1 DEATH. In the event of the death of Mr. Clontz during the term of employment under this Agreement or during the period when payments are being made pursuant to Section 9.2, this Agreement shall terminate and all obligations to Mr. Clontz shall cease as of the date of death except that Company will pay the Base Salary until the end of the month in which Mr. Clontz dies, and except for any rights or benefits of Mr. Clontz under the benefit plans and programs of the Company in which Mr. Clontz is a participant, as determined in accordance with the terms and provisions of such plans and programs. Any bonus (or amounts in lieu thereof) pursuant to Section 5, payable in the year in which Mr. Clontz's death occurs, shall be promptly paid to Mr. Clontz's estate.

     9.2 DISABILITY. If Mr. Clontz shall become incapacitated by reason of sickness, accident or other physical or mental disability, as such incapacitation is certified by a physician chosen by Company and reasonably acceptable to Mr. Clontz (if he is not then unable to exercise sound judgment), and shall therefore be unable to perform his normal duties hereunder for more than a six month period, then the employment of Mr. Clontz hereunder and this Agreement may be terminated by Mr. Clontz or the Company upon thirty (30) days' written notice to the other party following such certification. Should Mr. Clontz not acquiesce (or should he be unable to acquiesce) in the selection of the certifying doctor, a doctor chosen by Mr. Clontz (or if he is not then able to exercise sound judgment by his spouse or legal representative) and reasonably acceptable to the Company shall be required to concur in the medical determination of incapacitation, failing which the two doctors shall designate a third doctor whose decision shall be determinative as of the end of the calendar month in which such concurrence or third-doctor decision, as the case may be, is made. The Company shall thereafter pay to Mr. Clontz, at such times as Base Salary provided for in Section 3 of this Agreement would normally be paid, 100% of Base Salary for the first month following such termination and 50% of Base Salary for the remaining period of what would have constituted the term of employment but for termination by reason of disability. Following the termination pursuant to this Section 9.2, the Company shall pay or provide to Mr. Clontz such other rights and benefits of participation under the employee benefit plans and programs available to other senior officers of the Company.

     9.3 DUE CAUSE. The Company may terminate Mr. Clontz and this Agreement at any time for Due Cause. In the event of such termination for Due Cause, Mr. Clontz shall continue to receive Base Salary payments provided for in this Agreement only through the date of such termination for Due Cause, and Mr. Clontz shall be entitled to no further benefits under this Agreement. Notwithstanding the foregoing, any rights and benefits Mr. Clontz may have under the 1994 Option Plan in which he is a participant, shall be determined in accordance with the terms and provisions of such plan. Mr. Clontz understands and agrees that in the event of the termination of employment pursuant to this
Section 9.3: (a) the principal and interest on the Loan shall become due and payable in full immediately, (b) Mr. Clontz shall return his automobile and (c) no payment shall be made under Section 8.4 of this Agreement for any expenses or loss incurred thereafter. The term "Due Cause" shall mean repeated and gross negligence in fulfillment of, or repeated failure of Mr. Clontz to fulfill his material obligations under this Agreement, in either event after due written notice thereof, or serious willful misconduct by Mr. Clontz in respect of his obligations hereunder, after due written notice thereof and a reasonable opportunity to cure, if curable. Due Cause should not include, without limitation, (a) refusal by Mr. Clontz of an assignment not consistent with the status, titles and reporting requirements set forth herein or contemplated hereby, or (b) bad judgment or negligence of Mr. Clontz, or (c) any act or omission (other than one constituting a material breach of trust committed in willful or reckless disregard of the interests of the Company and undertaken for personal gain) in respect of which a determination could properly have been made by the Board that Mr. Clontz met the applicable standard of conduct prescribed for indemnification or reimbursement under the by-laws of the Company or the laws of the State of New York, in each case in effect at the time of such act or omission, or (d) any act or omission with respect to which notice of termination is given more than twelve (12) months after the earliest date on which any non-employee director of the Company who was not a party to such act or omission knew or should have known of such act or omission.

     9.4 AT WILL. The other provisions of this Agreement notwithstanding, the Company may terminate Mr. Clontz's employment and this Agreement at any time for whatever reason it deems appropriate, with or without cause and with or without prior notice. In the event of such a termination of Mr. Clontz's employment and this Agreement, except for Mr. Clontz's obligations under Section 10, Mr. Clontz shall have no further obligations of any kind under or arising out of the Agreement and Company shall be obligated only to pay Mr. Clontz the following:
(a) Base Salary provided in Section 3 of this Agreement through the end of the then current term of employment as provided in Section 2 of this Agreement, but no less than a total of twelve (12) months of Base Salary and (b) any other amounts due and owing not then paid. Options shall vest (1) immediately, if Mr. Clontz's employment terminates as a result of a change in control in accordance with Section 4.3, and otherwise, (2) to the extent they would have vested had Mr. Clontz remained an employee through the end of the then current term of employment. Mr. Clontz agrees that the payments described in this Section 9.4 shall be full and adequate compensation to Mr. Clontz for all damages Mr. Clontz may suffer as a result of the termination of his employment pursuant to this
Section 9.4, and hereby waives and releases Company from any and all obligations or liabilities to Mr. Clontz arising from or in connection with Mr. Clontz's employment with Company or the termination of his employment including, without limitation, all rights and claims Mr. Clontz may have under federal, state or local statutes, regulations or ordinances or under any common law principles of breach of contract or the covenant of good faith and fair dealing, defamation, wrongful discharge, intentional infliction of emotional distress or promissory estoppel; provided, however, that any rights and benefits Mr. Clontz may have under the 1994 Option Plan shall be determined in accordance with the terms and provisions of such plan unless the provisions of (2) above of this Section 9.4 apply; further, provided, however, that after a termination under this Section
9.4 and a change in control, thereafter, that occurs during the term of this Agreement had it not been terminated under this Section 9.4, any options not previously exercisable and vested shall become fully vested and exercisable for the later of (i) the remaining term of this Agreement or (ii) the exercise period as defined by the 1994 Option Plan. In the event of a material breach of this Agreement on the part of the Company, Mr. Clontz shall have the right to terminate the Agreement upon providing the Company with a sixty (60) day notice of intent to terminate. Such notice shall be in writing, shall be delivered to the Board and shall state the material breach committed by the Company, which may include, a reduction in title, responsibilities or Base Salary. Thereafter, the Company shall have thirty (30) days to cure such breach. If the Company fails to cure, such termination shall be deemed to be termination by the Company at will, in which case, the terms of this Section 9.4 shall apply.

     9.5 EMPLOYEE VOLUNTARY. In the event Mr. Clontz terminates his employment of his own volition prior to the end of the term specified in Section 2 of this Agreement, such termination shall constitute a voluntary termination and in such event Company's only obligation to Mr. Clontz shall be to make Base Salary payments provided for in this Agreement through the period ending with the date of such voluntary termination. Except as may be otherwise expressly provided in
Section 9.2, but subject to the following provisions of this Section 9.5, any rights and benefits Mr. Clontz may have under the 1994 Option Plan, in which he is a participant, shall be determined in accordance with the terms and provisions of such plan. Mr. Clontz understands and agrees that in the event of the termination of employment pursuant to this Section 9.5: (a) the principal and interest on the Loan shall become due and payable in full immediately, (b) Mr. Clontz must return the automobile supplied to him by the Company and (c) the payment provided under Section 8.4 of this Agreement shall cease.

     9.6 EFFECT OF NON-RENEWAL. If on the first anniversary of commencement of employment the Company gives notice pursuant to Section 2 of its decision not to renew then a relocation payment shall be paid at the end of the employment period equal to the reasonable moving expenses of Mr. Clontz in connection with the relocation of Mr. Clontz outside of the New York City area.


     10. COVENANTS OF EMPLOYEE.

     10.1 Mr. Clontz acknowledges that as a result of the services to be rendered to the Company hereunder, Mr. Clontz will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Mr. Clontz further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that its goods and services are marketed throughout the United States and the world; and that the Company competes with other organizations that are or could be located in nearly any part of the United States.

     10.2 In recognition of the foregoing, Mr. Clontz covenants and agrees that, except as is necessary in providing services under this Agreement, Mr. Clontz will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, "Confidential Information and Trade Secrets" of the Company means information which is secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the products, services, new and future concepts and business of Company, its subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Mr. Clontz is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Mr. Clontz's mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Mr. Clontz agrees to request an opinion, in writing, from the Company.

     10.3 Mr. Clontz will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Mr. Clontz obtained while employed by the Company, and which Mr. Clontz may then possess or have under his control.

     10.4 During and for a period of two (2) years commencing on the termination of employment with the Company (except that the time period of such restrictions shall be extended by any period during which Mr. Clontz is in violation of this
Section 10.4), Mr. Clontz will not: (a) knowingly interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent, it being understood that the right to seek or enter into contractual arrangements with independent contractors, including, without limitation, consultants and professionals, and the like, shall not be abridged by reason of this Section 10; or (b) solicit, or assist any other entity in soliciting for employment, any person known to Mr. Clontz to be an agent or executive employee of the Company, its subsidiaries or affiliated entities or
(c) without the written consent of the Company, become an officer, employee, consultant, director or trustee of any entity, or any direct or indirect subsidiary or affiliate of any such entity, that directly or indirectly competes with the Company (including subsidiaries) in any market area in which the Company generates thirty-five percent (35%) of its revenues ("core area"); or
(d) without the written consent of the Company, become an officer, employee, consultant, director or trustee of any entity, or any direct or indirect subsidiary or affiliate of any such entity, that directly or indirectly competes with the Company (including subsidiaries) in any market area in which the revenues of such entity are 10% or more of the Company's core areas; provided, however, that if employment terminates within three years from the commencement of employment this non-compete shall only apply to the delivery of integrated voice, data and video services, including the procurement, installation, design and development of hardware and applications, as well as global wide area connectivity over a dedicated virtual private network for the financial industry.

     Notwithstanding the foregoing, upon a termination at will or a change in control in accordance with Section 9.4, this non-compete shall only be in effect for what the remaining term of Mr. Clontz's employment would have been.
                                                      -5-


     10.5 Mr. Clontz will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Mr. Clontz's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Mr. Clontz shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Mr. Clontz agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Mr. Clontz's mental or physical incapacity to secure Mr. Clontz's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Mr. Clontz hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Mr. Clontz hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.

     10.6 Mr. Clontz agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 10 will be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

     10.7 Although the  restrictions  contained in Sections 10.1, 10.2, 10.3 and
10.4 above are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Sections 10.1, 10.2, 10.3 and 10.4 shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

     10.8 Notwithstanding that Mr. Clontz's employment hereunder may expire or be terminated as provided in Section 2 or Section 9 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Mr. Clontz contained in this Section 10.


     11. ARBITRATION.

     The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Mr. Clontz agree that, with the express exception of any dispute or controversy arising under Section 9.2 or
Section 10 of this Agreement, any controversy or claim arising out of or in any way relating to Mr. Clontz's employment with the Company, including, without limitation,, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in New York, New York, or such other place agreed to by the parties, as follows:

     (a) Any such  arbitration  shall be heard before a panel  consisting of one
(1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the President of the New York State Bar Association or, in the event of his unavailability by reason of disqualification or otherwise, by the Chairman of the Executive Committee of said Bar Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his decision as to the number of arbitrators and their identity shall be final.

     (b) An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the State of New York for an order appointing arbitrators qualified as set forth below. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of the State of New York.

     (c) The schedule for the discovery and arbitration hearings shall be such as to facilitate expeditious resolution. The Arbitration Panel shall, in its reasonable discretion, establish arbitration procedures that will avoid unnecessary delay or overly broad discovery, including the establishment of discovery rules that may be substantially limited as compared to those set forth in the Federal Rules of Civil Procedure.

     (d) All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

     (e) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     (f) It is intended that controversies or claims submitted to arbitration under this Section 11 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.


     12. SUCCESSORS AND ASSIGNS.

     12.1 ASSIGNMENT BY THE COMPANY. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. It is assignable by Company to the purchaser or assignee of all or substantially all of the Company, as then currently defined, but only with the prior written consent of Mr. Clontz, which shall not be unreasonably withheld.

     12.2 ASSIGNMENT BY MR. CLONTZ. Mr. Clontz may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Mr. Clontz from receiving any amount that may be payable following occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.


     13. GOVERNING LAW.

     This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York without reference to the principles of conflict of laws.


     14. ENTIRE AGREEMENT.

     This Agreement contains the understanding and representation between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.


     15. AMENDMENT OR MODIFICATION; WAIVER.

     No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Mr. Clontz and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

     16. NOTICES.

     Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                  If to Company:

                           Daniel Utevsky, Esq.
                           General Counsel
                           IPC Information Systems, Inc.
                           Wall Street Plaza
                           88 Pine Street, 15th Floor
                           New York, NY  10005

                  with a copy to:

                           Edward F. Rover, Esq.
                           White & Case
                           1155 Avenue of the Americas
                           New York, NY  10036



                  If to Mr. Clontz:

                           4065 Deverrall Street
                           Altharetta, GA  30202


                  with a copy to:

                           Lanny A. Oppenheim, Esq.
                           Wien Malkin & Bettex
                           60 East 42nd Street
                           New York, NY  10165

     17. SEVERABILITY.

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


     18. WITHHOLDING.

     Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Mr. Clontz or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.


     19. SURVIVORSHIP.

     The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.


     20. HEADINGS.

     Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

     21. KNOWLEDGE AND REPRESENTATION.

     Mr. Clontz acknowledges that the terms of this Agreement have been fully explained to him, that Mr. Clontz understands the nature and extent of the rights and obligations provided under this Agreement, and that Mr. Clontz has been represented by legal counsel in the negotiation and preparation of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                       IPC INFORMATION SYSTEMS, INC.



_____________________                     By_________________________________
Steven Terrell Clontz                     Richard P. Kleinknecht
                                          Chairman and
                                          Chief Executive Officer


Dated:______________                      Dated:_____________________________